UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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The Mosaic Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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These materials (also referred to herein as “this Supplement”) amend and supplement our definitive proxy statement filed with the Securities and Exchange Commission on March 28, 2018 (the “Proxy Statement”) relating to The Mosaic Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 10, 2018, at 10:00 a.m. Central Time. The Annual Meeting will be a virtual meeting of stockholders, conducted via live webcast available at www.virtualshareholdermeeting.com/MOS2018.
The information contained in this Supplement is intended to replace the disclosure in the Compensation, Discussion and Analysis under “Short-Term Incentive Program” on page 39 of the Proxy Statement regarding the minimum, target and maximum levels of performance set for the Incentive Controllable Operating Costs per Tonne measure under our 2017 incentive plan. After the filing and mailing of our Proxy Statement, we discovered an inaccuracy in the maximum performance level of the Incentive Controllable Operating Costs per Tonne measure under our 2017 incentive plan as a result of an administrative error. The information below regarding the minimum, target and maximum levels of performance set for the Incentive Controllable Operating Costs per Tonne measure under our 2017 incentive plan replaces, and therefore should be read in lieu of, the disclosure of that information contained in the Proxy Statement as filed on March 28, 2018.
All information in the Proxy Statement, as amended and supplemented by the information in this Supplement, should be considered in casting your vote by proxy or at the Annual Meeting.
The date of these materials is April 5, 2018.

The minimum, target and maximum levels of performance set for the Incentive Controllable Operating Costs per Tonne measure under our 2017 incentive plan are amended and restated in their entirety as follows:

Measure	Minimum		Target		Maximum
	Performance Level	Payout Percentage	Performance Level	Payout Percentage	Performance Level	Payout Percentage
Incentive Controllable Operating Costs per Tonne (1)	$106	0%	$102	30%	$98	60%
(1) Payout for this measure is limited to 100% if Incentive ROIC is less than 4.5%.

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